EXHIBIT 3.1

             CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION







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                            CERTIFICATE OF AMENDMENT       FILED # C5404-99
                                       OF                     MAR 21 2003
                           ARTICLES OF INCORPORATION       IN THE OFFICE OF
                                       OF               DEAN HELLER, SECRETARY
                                 I-TRACK, INC.                 OF STATE


We, the undersigned President and Secretary of i-Track, Inc., do hereby certify:

That the Board of Directors of said corporation, pursuant to an Action by Unanimous Consent in Writing in Lieu of a Special Meeting dated the 17th day of March, 2003, adopted a resolution to amend the articles of incorporation as follows:

     Article I is hereby amended to read as follows:

                                   Article I

     The name of the corporation is China Wireless Communications, Inc.

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be rquired by the provisions of the articles of incorporation have voted in favor of the amendment is: 862,500 out of 1,184,847 outstanding, or 72.8%

The effective date of this amendment shall be March 24, 2003.


                                       /s/ PETER W. FISHER
                                       -----------------------------------------
                                       Peter W. Fisher, President and Secretary